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                                                                    Exhibit 23.2

                        Consent of KPMG Peat Marwick LLP

The Board of Directors
Wilsons Center, Inc.:

We consent to the use of our report incorporated by reference herein. Our report dated July 16, 1996 contains an explanatory paragraph that states that the Company has been dependent on Melville Corporation for a significant portion of its working capital financing. Subsequent to the close of business on May 25, 1996, Melville Corporation sold Wilsons Center Inc. to Wilsons The Leather Experts Inc., a newly formed company owned by members of management of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and other investors. Our report also refers to the Company's adoption Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, effective October 1, 1995.

                                            KPMG Peat Marwick LLP

Minneapolis, Minnesota
May 25, 1999